UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Small-Cap Core Equity Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

What to do now:

1. Read the enclosed Proxy Statement.

2. Review the voting instructions provided.

3. VOTE!

Three easy ways to vote:

1. Call the toll-free number on your proxy ballot card from a touch-tone telephone.

2. By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3. Mail your completed proxy ballot card in the enclosed postage-paid envelope.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

The Board of Directors of the Prudential Small-Cap Core Equity Fund, Inc. (the Fund) is recommending that shareholders approve a merger of the Fund into the Prudential Small-Cap Value Fund. In addition to the accompanying proxy materials, this packet provides information about the proposed merger. The Board recommends you vote to approve the proposal.

Please read the enclosed materials and vote your shares as soon as possible. The three methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help us minimize communications costs.

Continued

What’s Inside

Answers to your questions about the proposed merger	2–5
Supplement to the prospectus	7

Answers to questions about proposed merger of the Prudential Small-Cap Core Equity Fund should be reviewed along with the enclosed proxy materials.

On what proposal am I being asked to vote?

Shareholders of the Prudential Small-Cap Core Equity Fund are being asked to approve a proposal to merge the Fund into the Prudential Small-Cap Value Fund.

Why is this merger being proposed?

After careful review of market conditions and asset levels of the Funds, the Board of Directors determined it is in the best interest of shareholders to merge the Fund into the Prudential Small-Cap Value Fund.

How do you expect shareholders to benefit from this change?

Merging the Fund into the Prudential Small-Cap Value Fund is expected to result in a potentially larger fund that, as a result, may have lower expenses.

What is the performance track record of the two Funds?

Average annual returns (%) as of 12/31/2010

Performance	YTD	1-year	3-year	5-year	10-year	S.I.(1)	S.I. Date
Prudential Small-Cap Core Equity Fund—A shares
Total Return (without sales charges)	24.97	24.97	–2.01	0.66	6.04	4.77	11/10/1997
SEC Standardized Returns (with sales charges)	N/A	18.09	–3.84	–0.47	5.44	4.32	11/10/1997
S&P Small Cap 600 Index	26.31	26.31	3.01	4.64	7.66	7.61	10/31/1997
Prudential Small-Cap Value Fund—A shares
Total Return (without sales charges)	24.56	24.56	2.36	2.63	8.65	9.89	11/03/1999
SEC Standardized Returns (with sales charges)	N/A	17.71	0.45	1.47	8.03	9.33	11/03/1999
Russell 2000 Value Index	24.50	24.50	2.19	3.52	8.42	9.85	10/31/1999

Past performance is no guarantee of future results and current performance may be lower or higher than the past performance data quoted. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. For the most recent month-end performance update, visit our website at www.prudentialfunds.com. Maximum sales charge: Class A, 5.5%. Gross operating expenses for Prudential Small-Cap Core Equity Fund: Class A, 1.25%. Gross operating expenses for Prudential Small-Cap Value Fund: Class A, 1.60%.

(1) S.I. = Since Inception.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. Performance by share class will vary.

Russell 2000® Value Index is unmanaged and comprises securities in the Russell 2000 Index with a less-than-average growth orientation. Companies in this index generally have low price-to-book and price-to-earnings ratios. The index and Russell are trademarks of the Frank Russell Company. The S&P Small Cap 600 Index is an unmanaged, capital-weighted index of 600 smaller company U.S. common stocks that cover all industry sectors. An investment cannot be made directly in an index.

What share classes are available for the Prudential Small-Cap Value Fund?

The Prudential Small-Cap Value Fund will offer the same share classes as the Prudential Small-Cap Core Equity Fund.

If the proposal is approved, when will the merger go into effect?

If the required shareholder approval is obtained, it is expected that the merger will be completed on or shortly after the first calendar quarter of 2011.

Do the two funds have similar investment objectives and policies?

The investment objective of both Funds is “long-term capital appreciation.” The two funds are managed by Quantitative Management Associates. Please see the proxy statement for more information.

What are the fund expenses before the merger and what will they be following the merger?

Current gross expense ratios for the Prudential Small-Cap Core Equity Fund are as follows:

Share Class	A	B	C	R	Z
Gross Expense Ratio	1.24%	1.94%	1.94%	1.44%	0.94%

Gross and net expense ratios for the Prudential Small-Cap Value Fund following the merger are expected to be as follows:

Share Class	A	B	C	R	Z
Gross Expense Ratio	1.39%	2.09%	2.09%	1.84%	1.09%
Net Expense Ratio	1.24%	1.94%	1.94%	1.44%	0.94%

Net expense ratios take into account a contractual waiver of up to 15 basis points to the extent that the net total expense ratio is greater than 0.94% excluding distribution and other extraordinary expenses. Prudential Investments has agreed to waive these fees for up to one year following the merger.

Is the merger considered a taxable event for federal income tax purposes?

We do not expect the merger to result in a taxable gain or loss for U.S. federal income tax purposes. See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the merger by the scheduled shareholder meeting date?

If we do not receive enough votes to approve the merger by the time of the meeting, the meeting may be adjourned to permit further solicitation of proxy votes.

Can my broker vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote Prudential Small-Cap Core Equity Fund shares with respect to the merger unless the beneficial owner gives specific instructions for the vote. However, the Prudential Small-Cap Core Equity Fund will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given but executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” counts toward establishing a quorum for the meeting.

How many votes am I entitled to cast?

You may cast one vote for each share of the Fund you own on the record date, which is December 22, 2010.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days a week by telephone, by mail via the enclosed proxy ballot card and by Internet. If you hold the Fund within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. You can also vote your shares by attending the meeting. Please see the enclosed proxy materials for complete details.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

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Enjoy the convenience of viewing annual and semiannual reports, prospectuses, and proxy statements on-line. When you enroll in electronic delivery, you will no longer receive paper copies of these documents and will be notified by e-mail when new materials are available for on-line viewing.

Enrolling is fast and simple

Go to www.prudentialfunds.com/edelivery and follow the simple enrollment instructions.

You will receive an e-mail when new materials are available.

You can cancel your enrollment or change your e-mail address at any time.

Every vote is important whether your Fund holdings are large or small. Please review these materials and return your proxy ballot card by mail, vote online, or call in your vote today.

Fund Risks

The Funds may invest in small- and mid-cap stocks, which may be subject to more erratic market movements than large-cap stocks; foreign securities, which are subject to currency fluctuation and political uncertainty; short sales, which involve costs and the risk of potentially unlimited losses; and derivative securities, which may carry market, credit, and liquidity risks. Risks of investing in tax-managed funds include the limited ability to generate tax losses in rising markets; unavoidable increases in dividend yield in falling markets; changes in tax laws, which may limit the effectiveness of some strategies; and excessive shareholder redemptions resulting in capital gains. These risks may result in greater share price volatility. There is no assurance a Fund’s objective will be achieved.

Investors should consult with their attorney, accountant, and/or tax professional regarding their particular situation.

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus contains this and other information about the fund. Read it carefully before investing. Contact your financial professional to obtain a copy of the prospectus.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company. Quantitative Management Associates (QMA) is a wholly owned subsidiary of Prudential Investment Management, Inc., a Prudential Financial company. Prudential Investments, Prudential, Jennison Associates, Jennison, the Prudential logo, and the Rock symbol are service marks of Prudential Financial, Inc., and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency • May lose value • Are not a deposit of or guaranteed by any bank or any bank affiliate

Prudential Small-Cap Core Equity Fund, Inc.

Supplement dated December 6, 2010 to the Prospectus, Summary Prospectus and Statement of Additional Information dated February 16, 2010

Proposed Reorganization

The Board of Directors of Prudential Small-Cap Core Equity Fund, Inc. (Equity Fund) and the Board of Trustees of Prudential Investment Portfolios 5, on behalf of Prudential Small-Cap Value Fund (Value Fund) recently approved the reorganization of the Equity Fund into the Value Fund. Pursuant to this proposal, the assets and liabilities of the Equity Fund would be exchanged for shares of the Value Fund. The Value Fund shares to be received by Equity Fund shareholders in the reorganization will be equal in value, will be of the same class, and will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Equity Fund shares held by such shareholders immediately prior to the reorganization.

Under the terms of this proposal, Equity Fund shareholders would become shareholders of the Value Fund. No sales charges would be imposed in connection with the proposed transaction. Equity Fund, and Prudential Investment Portfolios 5, for the benefit of Value Fund, anticipate obtaining an opinion of special tax counsel to the effect that the reorganization transaction will not result in any adverse federal income tax consequences to either Fund, or its respective shareholders.

This reorganization transaction is subject to approval by the shareholders of Equity Fund. It is anticipated that proxy statements/prospectuses relating to the reorganization transaction will be mailed to Equity Fund shareholders on or about January 20, 2011 and that the special meeting of Equity Fund shareholders will be held on or about March 15, 2011. If the required shareholder approval is obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the reorganization transaction will be completed on or shortly after the first calendar quarter of 2011.

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